                      EMPLOYMENT AGREEMENT

           This employment agreement is effective as of January 1, 1995 (the "Effective Date"), by and between CARROLS CORPORATION (hereinafter "Employer"), a corporation organized under the laws of Delaware and whose address for the purposes of this agreement is 968 James Street, Syracuse, New York, 13217 and Daniel T. Accordino, residing at 4617 Ridge Road, Cazenovia, New York 13235 ("Employee").


                      W I T N E S E T H:

           WHEREAS, Employee is presently employed by the Employer as its President and Chief Operating Officer;

           WHEREAS, the Employer desires to continue to employ the Employee in such capacity and under all of the terms, provisions, and conditions set forth herein;

           WHEREAS, Employee is willing to accept such continued employment, under all the terms, provisions and conditions set forth herein.

           NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which is mutually acknowledged, it is agreed by and between the parties as follows:

           1.  Definitions

           For purposes of this Agreement, unless the context requires otherwise, the following words and phrases shall have the meanings indicated below:

           "Change of Control" shall mean:

                (a) The acquisition (other than from the Employer) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), excluding for this purpose any employee benefit plan of the Employer or its subsidiaries which acquires beneficial ownership of voting securities of the Employer, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Employer's then outstanding voting securities entitled to vote generally in the election of directors;

                (b) Individuals who, as of the date hereof, constitute the Board of Directors of the Employer (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Employer's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board
      (other than an election or nomination of an individual whose initial assumption
of office is in connection with an actual or threatened election contest relating to the election of Directors of the Employer, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be for purposes of this Agreement, considered as though such person were a member of the Incumbent Board, or

                (c) Approval by the stockholders of the Employer of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the stockholders of the Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Employer or of the sale of all or substantially all of the assets of the Employer.

           "Cause" shall mean the commission by the Employee of an act of fraud against the Employer or any affiliate thereof or embezzlement intended to result in personal enrichment of the Employee at the expense of the Employer; (2) the unauthorized disclosure of information of the Employer which disclosure the Employee knows or reasonably should have known could have the potential to result in material damage to the Employer; (3) a breach of one or more of the following duties to the Employer: (i) the duty of loyalty, (ii) the duty not to take actions which would reasonably be viewed by the Employer as placing the Employee's interest in a position adverse to the interest of the Employer, which breach, if curable, is not remedied within thirty (30) days after the Employee's receipt of written notice thereof provided, however, that the Employer need not permit the Employee to cure any breach which has been the subject of a prior written notice; or (iii) the duty not to engage in self-dealing with respect to the Employer's assets, properties or business opportunities, which breach, if curable, is not remedied within thirty (30) days after the Employee's receipt of written notice thereof provided, however, that the Employer need not permit the Employee to cure any breach which has been the subject of a prior written notice; (4) a felony conviction of the Employee (or a plea of no locontendere in lieu thereof); (5) misconduct as an employee of the Employer, including, but not limited to, demonstrably willful and deliberate violation by the Employee of written policies of the Employer or specific written directions of the Board of Directors or superior officers of the Employer, which policies or directives are not illegal, (do not involve illegal conduct) nor require the Employee to violate reasonable business ethical standards; (6) the breach by the Employee of any material provision of this Agreement, which breach, if curable, is not remedied within thirty (30) days after the Employee's receipt of written notice thereof provided, however, that the Employer need not permit the Employee to cure any breach which has been the subject of a prior written notice; (7) an act of gross misconduct in connection with the Employee's duties hereunder; or (8) habitual or material neglect of the Employee's duties to the Employer (as determined in good faith by the Board of Directors).

           "Good Reason" shall mean (i) the material failure of the Employer to comply with the provisions of this Agreement which failure shall not cease promptly and in no event more than ten (10) days after the Employer's receipt of written notice from the Employee objecting to such conduct; or (ii) any purported termination by the Employer of the Employee's employment other than
      as expressly permitted in this Agreement.

           2.   Representations and Warranties

                (a) Employee represents and warrants that he is not subject to any restrictive covenants or other agreements or legal restrictions in favor of any person which would in any way preclude, inhibit, impair or limit his employment by the Employer or the performance of his duties, as contemplated herein.

           3.   Employment

                (a) The Employer hereby employs Employee and Employee accepts such employment as President and Chief Operating Officer of the Employer. As its President and Chief Operating Officer, Employee shall render such services to the Employer as are customarily rendered by the President and Chief Operating Officer of comparable companies and as required by the articles and by-laws of the Employer. Employee shall devote his best efforts to the performance of his duties hereunder. Employee accepts such employment and, consistent with fiduciary standards which exist between an employer and an employee shall perform and discharge the duties that may be assigned to him from time to time by the Employer in an efficient, trustworthy and businesslike manner. It is specifically agreed that nothing in this Employment Agreement ("Agreement") shall prohibit Employee from (i) serving on corporate, civic or charitable boards or committees; (ii) engaging directly or indirectly, in activities with other public or private companies or ventures; or (iii) making investments in any capacity whatsoever, provided only that such activities or any of them do not significantly impair Employee's performance of his duties for the Employer.

                (b) During the term of Employment and for a period of two (2) years after the termination of the Employee, Employee will not compete, either directly or indirectly with Employer or any of its subsidiaries as an employee, officer, consultant, independent contractor, partner or shareholder, if the effect of such relationship is to materially impair the value of the Employer. This shall not prevent Employee from investing as a passive investor in any company in which he owns less than five percent (5%).


           4.   Place of Employment

                During the Term, the Employee shall be entitled to an office and to secretarial and other assistance at the Employer's offices. The Employee shall render services where and as required by the Employer. In conformance with the foregoing and not in limitation thereof, Employee agrees to take such trips as shall be consistent with or reasonably necessary in connection with his duties.

           5.   Term

                (a) Subject to the provisions of Section 10 hereof, the term of this Agreement shall be three (3) consecutive years commencing on January 1, 1995 and expiring on December 31, 1997 (the "Initial Term"). This Agreement shall be automatically renewed for successive twelve (12) month periods on all the remaining terms and conditions set forth herein, unless either party elects
      not to renew this Agreement by giving written notice to the other at least ninety (90) days before a scheduled expiration date. The Initial Term of this Agreement together with all renewals and extensions thereof are collectively referred to herein as the "Term."

           6.   Compensation

                (a) As compensation for all services rendered and to be rendered by Employee hereunder and the fulfillment by Employee of all of his obligations herein, the Employer shall pay Employee a base salary (the "Base Salary") at the rate of $250,000 for the first year of the Term payable in accordance with the Employer's customary payroll practices. The Base Salary for the second year of the Term ("Adjusted Base Salary") shall be the sum of the Base Salary and the product of $250,000 multiplied by the percentage increase in the consumer price index (as defined below, hereinafter "CPI Index") from December, 1994 to December, 1995 which percentage increase shall be calculated as follows: [(x minus y) divided by y] where (x) equals the CPI Index for December, 1995 and (y) equals the CPI Index for December, 1994. The Base Salary for the third year of the term shall be the sum of the Adjusted Base Salary and the product of the Adjusted Base Salary multiplied by the percentage increase in the CPI Index from December, 1995 to December, 1996 as calculated above substituting 1996 for 1995 in (x) and 1995 for 1994 in (y).

     By way of illustration, if the CPI Index for December 1995 is 120 and the CPI Index for December, 1994 is 115, the percentage increase in the CPI Index is 4.35% and the Base Salary is increased by $10,875 to $260,875 for 1996. If the CPI Index for December 1996 is 122, the percentage increase (over the 1995 CPI Index) is 1.67% and the Adjusted Base Salary is increased by $4,357 to $265,232.

                The CPI Index shall be the Consumer Price Index as prepared by the Bureau of Labor Statistics of the United States Department of Labor for All Urban Wage Earners and Clerical Workers, All items (1982-84=100) for New York City (the"Consumer Price Index"), or an equivalent measure of increase in the cost of living if such Consumer Price Index is not then being issued.

                (b) The Base Salary for the twelve (12) month period commencing January 1, 1998 and each successive twelve (12) month period of the Term shall be increased in accordance with the recommendation of the Compensation Committee of the Board of Directors of the Employer.

                (c) Employee will participate in the Executive Bonus Plan of the Employer attached hereto as Exhibit A. Notwithstanding any provision contained herein or in the Executive Bonus Plan to the contrary, no amendment to the Executive Bonus Plan shall have a material adverse impact on the Employee. If the Executive Bonus Plan is discontinued, the Employer agrees to establish a plan which will provide similar potential benefits to the Employee.

                (d) Employee will also be eligible to participate in all phantom and/or actual stock option programs applicable to executive employees.

                (e) The Employer shall deduct from the compensation described in (a),(b),(c) and (d) above, any Federal, state or city withholding taxes, social security contributions and any other amounts which may be required to be
      deducted or withheld by the Employer pursuant to any Federal, state or city
laws, rules or regulations.

                (f) Any compensation otherwise payable to the Employee pursuant to this Section in respect of any period during which the Employee is disabled (as contemplated in Section 10) shall be reduced by any amounts payable to the Employee for loss of earnings or the like under any insurance plan or policy the premiums for which are paid for in their entirety by the Employer.

           7.   Business Expenses

                (a) The Employer shall pay on behalf of Employee, all dues to professional societies and other organizations as are customarily joined by individuals holding the position of President and Chief Operating Officer of businesses similar to the Employer. In addition, the Employer will require and shall reimburse the Employee for his out of pocket cost of one complete physical examination per fiscal year of the Term.

                (b) The Employer agrees that the Employee is authorized to incur reasonable expenses in the performance of his duties hereunder and agrees that all reasonable expenses incurred by Employee in the discharge and fulfillment of his duties for the Employer, as set forth in Section 3, will be promptly reimbursed or paid by the Employer upon written substantiation signed by Employee, itemizing said expenses and containing all applicable vouchers.
In addition, the Employee shall be entitled to receive prompt reimbursement for all reasonable travel and entertainment expenses and the costs of attending conferences and seminars, so long as such expenses relate to Employee's ability to serve the best interests of the Employer.

           8.   Benefits and Insurance

                (a) The Employer agrees that during the Term, the Employee shall be insured under all insurance policies and shall receive all benefits under all pension and welfare benefit plans (including, without limitation group life, medical, major medical and disability insurance) that the Employer may maintain and keep in force during the Term of the Agreement for the benefit of the Employer's employees, subject to the terms, provisions and conditions of such pension and welfare benefit plans or insurance and the agreements with underwriters relating to same.

                (b) A split dollar life insurance policy on the life of the Employee shall be maintained providing a death benefit in the amount of One Million Dollars ($1,000,000) payable to an irrevocable trust designated by the Employee. The sum total of the Employer's outstanding premium payments shall be returned to the Employer from the proceeds of any death benefit or from the cash value of the policy, if surrendered during the Employee's lifetime. Any amount in excess of the sum total of the Employer's premium payments shall be paid to the irrevocable trust designated by the Employee. The Employer will not cancel or allow such insurance to lapse during the term of the Employee's employment by the Employer and thereafter, if the Employee is terminated by reason of disability within the meaning of Section 10(f) during the period of such disability, without the prior written consent of the Employee. Employee will cooperate fully in the acquisition of such insurance policy, including
      submitting to physical examinations and providing medical information required
by the insurer.

                (c) During the term of the Employee's employment and thereafter, if the Employee is terminated by reason of disability in accordance with Section 10(f), during the period of such disability, the Employer will pay each and every premium on the split dollar life insurance policy obtained pursuant to Section 8(b) on or before the due date for such premium and will give Employee proof of such payment within fifteen (15) days of the date the premium was due. If the Employer fails to supply such proof, Employee may pay the premium and be reimbursed by the Employer for his payment. The policy shall provide that it may be maintained by the trust following the termination of the Employee's employment. All dividends on any such policy will be applied to the payment of premiums.

           9.   Vacation

                Employee shall be entitled to an aggregate of four (4) weeks paid vacation during each year of the Term at time or times reasonably agreeable to both the Employee and the Employer, it being understood that any portion of such vacation not taken in such year shall not be available to be taken during any other year.

           10.  Termination; Change of Control; Death; Disability

                (a) Subject to the provisions of this Agreement, either the Employer or the Employee may terminate this Agreement on the thirtieth (30th) day after receipt of written notice by the other party hereto.

                (b) If within six (6) months following a Change of Control occurring during the Term, the employment of the Employee hereunder is terminated without Cause, the Employee shall be paid: (1) his accrued but unpaid Base Salary and vacation as of the date of termination; (2) a cash payment in an amount equal to 2.99 multiplied by the average of the sum of the Base Salary and the Annual Bonus paid or deferred in accordance with the Executive Bonus Plan in the five calendar years prior to the date of termination (the "Five-Year Compensation Average"); and (3) all amounts previously deferred under the Executive Bonus Plan (together with any interest accrued thereon) and not yet paid by the Employer.

                (c) If the Employer (1) during the Term enters into a binding written agreement to engage in a transaction which, if consummated, would result in a Change of Control; (2) such transaction is consummated within six (6) months after the last date of the Term; and (3) subsequent to entering into such agreement the Employer terminates employment of the Employee without Cause, the Employer shall pay to the Employee an amount equal to the payment set forth in
Section 10(b) hereof.

                (d) If the Employee resigns without Good Reason or the Employer terminates the employment of the Employee hereunder for Cause (except as otherwise provided in Section 10), the Employer's sole obligation hereunder shall be to pay to the Employee his accrued but unpaid Base Salary and vacation pay as of the date of termination plus any compensation or bonus payments
      previously deferred by the Employee under the Executive Bonus Plan
(together
with any interest accrued thereon) and not yet paid by the Employer. The Employee shall have no further obligation to perform services for the Employer.

                (e) If the Employer terminates employment of the Employee hereunder without Cause, or the Employee terminates for Good Reason, the Employer shall pay to the Employee (1) his accrued but unpaid Base Salary and vacation as of the date of termination; (2) a cash payment in an amount equal to 2.99 multiplied by the Employee's Five Year Compensation Average; and (3) all amounts previously deferred by the Employee under the Executive Bonus Plan (together with any interest accrued thereon) and not yet paid by the Employer.

                (f) If the Employee becomes physically or mentally disabled during the Term so that he is unable to perform the services required of him pursuant to this Agreement for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period, the Employer may give the Employee written notice of its intention to terminate the services of the Employee hereunder. In such event, the Employee's employment with the Employer shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Employee (the "Disability Effective Date") provided the Employee shall not have returned to the performance of the Employee's duties. Subject to the provisions of Section 6(f), in the event the Employee's employment is terminated by reason of disability, the Employer's only obligations hereunder shall be (1) to continue the Base Salary (at the rate in effect on the Disability Effective Date) for a period of three (3) years from the Disability Effective Date; (2) to pay a pro rata portion of the Annual Bonus for the year in which the Employee's employment is terminated as and when such amounts are due and payable under the term of the Executive Bonus Plan; (3) to pay all amounts previously deferred under the Executive Bonus Plan together with any interest accrued thereon) as prescribed by the Employee; and (4) to fully vest the Employee in any stock option which has been granted previously to the Employee.

                (g) In the event of the Employee's death during the Term, the Employer shall pay to his spouse, if he is survived by a spouse, or if not, to the estate of the Employee, (1) the Employee's accrued and unpaid Base Salary (at the rate in effect on the date of death) as of the date of death; (2) a pro rata share of the Annual Bonus for the year of his death as and when such amounts are due and payable under the term of the Executive Bonus Plan; and (3) all amounts previously deferred under the Executive Bonus Plan (together with any interest accrued thereon) and not yet paid by the Employer in the manner prescribed by the executor of the Employee's estate. In the event of the Employee's death during the Term, the Employee shall fully vest in any stock option which has been granted previously to the Employee.

                (h) If the Employer does not continue the Employee's employment upon expiration of the Term, the sole obligation of the Employer hereunder shall be to pay the Employee in a cash lump sum an amount equal to the Base Salary actually paid to the Employee for the prior twelve (12) month period and any amounts payable under the Executive Bonus Plan, as and when such amounts are due and payable under the terms of the Executive Bonus Plan.

                (i)  Notwithstanding anything contained in this Agreement to the
      contrary, to the extent that the payments and benefits provided under this
Agreement or provided for the benefit of the Employee under any other plan or agreement of or with the Employer (each such payment or benefit, a "Payment," and such payments and benefits collectively, the "Payments"), would be subject to the excise tax imposed under Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the "Excise Tax"), the Payments shall be reduced if and to the extent necessary so that no Payment shall be subject to the Excise Tax. The Company shall reduce or eliminate the Payments by first reducing or eliminating the payments due under Sections 10(b), 10(c) or 10(e) hereof, then by reducing or eliminating any other amounts payable in cash, and then by reducing or eliminating benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the determination.

           11.  Employee Covenant

                For a period of two years following termination of this Agreement, the Employee: (a) will not violate or cause the Employer to violate the terms of any agreement, including any franchise agreement, which the Employer is obligated under, except with the express written consent of the duly empowered officer of the Employer or pursuant to an order of a court of competent jurisdiction; and (b) divulge or use any confidential information the effect of which would be injurious to the Employer without the prior written consent of a duly empowered officer of the Employer. Employee shall have the right to approve the provisions of any such franchise agreement which restricts Employee's future employment. For a period of five years following termination of this Agreement, the Employee will not solicit or employ any person, who was employed by the Employer within six months prior to the termination of Employee's employment, in any business in which Employee has a material interest, direct or indirect, as an officer, partner, shareholder or beneficial owner.

           12.  Binding Effect

                (a) This Agreement shall inure to the benefit of and be binding upon the Employer and its successors. The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place or with or into which the Employer may consolidate or merge. Employee agrees that this Agreement is personal to him and may not be assigned by him otherwise than by will or laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives.

           13.  Miscellaneous

                (a) If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In
      addition, any such invalid or unenforceable provision or portion thereof shall
be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

                (b) This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby shall be construed and enforced in accordance with the laws of New York applicable to contracts made and fully to be performed therein, and without giving effect to any rules of conflicts of law.

                (c) All notices, requests, demands, and other communications provided for hereunder shall be in writing and shall be given or made when (i) delivered personally; (ii) two (2) business days following mailing by first class postage prepaid, registered or certified mail, return receipt requested, to the party to be notified at its or his address set forth herein; or (iii) on the date sent by telecopier, if the addressee has compatible receiving equipment and provided the transmittal is made on a business day during the hours of 9:00 a.m. to 6:00 p.m. of the receiving party and if sent at other times, on the immediately succeeding business day, or (iv) on the first business day immediately succeeding delivery to an express overnight carrier for the next business day delivery.

                (d) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party shall deliver such further instruments and take such further action as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement. This Agreement represents the entire understanding of the parties with reference to the transaction set forth herein and neither this Agreement nor any provisions thereof may be modified, discharged or terminated except by an agreement in writing signed by the party against whom the enforcement of any waiver, charge, discharge or termination is sought. Any waiver by either party or a breach of any provision of this Agreement must be in writing and no waiver of a particular breach shall operate as or be construed as waiver of any subsequent breach thereof.

           IN WITNESSETH WHEREOF, the parties hereto have executed and have caused this Agreement to be executed as of the day and year first above written.


DATE:
                                     DANIEL T. ACCORDINO



                                     CARROLS CORPORATION


DATE:                                By:____________________